UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2017

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Daniel N. Swisher, Jr. as Interim Chief Financial Officer

On November 30, 2017, Daniel N. Swisher, Jr. resigned as the Interim Chief Financial Officer of Sunesis Pharmaceutical, Inc. (the “Company”). Mr. Swisher will remain as the Company’s Chief Executive Officer, President, and Corporate Secretary.

(c) Appointment of William P. Quinn as Chief Financial Officer, Senior Vice President, Finance and Corporate Development

On November 29, 2017 (the “Effective Date”), the board of directors of the Company (the “Board”) appointed William P. Quinn as the Company’s Chief Financial Officer, Senior Vice President, Finance and Corporate Development and to serve as the Company’s principal financial officer and principal accounting officer, effective as of November 30, 2017.

Mr. Quinn, age 47, served as the President and Chief Executive Officer of Bullet Biotechnology, Inc. from September 2011 to November 2017. Bullet Biotechnology, Inc. is a private biotechnology company developing products that improve a patient’s immune system’s ability to fight cancer. He previously worked at Jazz Pharmaceuticals, a NASDAQ-listed pharmaceutical company, from March 2003 to June 2011, most recently as Executive Director of Corporate Development, where he led corporate development, investor relations, partnering, mergers and acquisitions, and strategy functions for Jazz. Prior to that, Mr. Quinn worked as Chief Operating Officer and Chief Financial Officer at Novation Biosciences, a biotechnology company, and as an Associate Partner at Mobius Venture Capital, an early-stage venture capital fund. Since March 2011, Mr. Quinn has serves on the Board of A Foundation Building Strength, a non-profit dedicated to finding treatments for Nemaline Myopathy. Mr. Quinn holds a B.A. in Japanese Language, an M.A. in Japanese Literature, and an M.B.A., all from Stanford University.

There are no arrangements or understandings between Mr. Quinn and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Quinn and any of the Company’s other directors or executive officers.

Offer Letter with Mr. Quinn

In connection with his appointment as Chief Financial Officer, Senior Vice President, Finance and Corporate Development, Mr. Quinn and the Company entered into an offer letter, effective as of November 30, 2017.

Pursuant to the terms of his offer letter, Mr. Quinn’s employment is at will and may be terminated at any time by the Company or Mr. Quinn. Under the terms of the offer letter, Mr. Quinn is entitled to receive an annual base salary of $380,000, a one-time sign-on bonus equal to $15,000 and an annual target bonus of 35% of his annual base salary beginning in 2018, subject to approval of the Board. In accordance with the offer letter, Mr. Quinn was also granted an option to purchase 232,500 shares of our common stock on November 30, 2017. 25% of the shares subject to the option will vest on November 30, 2018, the first anniversary of the Effective Date, and the remaining shares vest in 36 equal monthly installments thereafter, until either the option is fully vested or Mr. Quinn’s employment ends, whichever occurs first. The option will be governed in all respects by the terms of a stock option agreement, grant notice, and applicable plan documents in forms previously approved by the Board. Pursuant to his offer letter, Mr. Quinn also entered into a Confidential Information and Invention Assignment Agreement and an Indemnification Agreement, in substantially the form of the Form of Indemnification Agreement filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the period ended December 31, 2016, with the Company.

The foregoing description of Mr. Quinn’s offer letter is not complete and is qualified in its entirety by reference to the offer letter, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ended December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: November 30, 2017	By:	/s/ Daniel N. Swisher, Jr.
Daniel N. Swisher, Jr.
Chief Executive Officer, President, and Corporate Secretary